Exhibit 99.1

KIRKLAND’S REPORTS THIRD QUARTER 2024 RESULTS

NASHVILLE, Tenn. (December 6, 2024) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), a specialty retailer of home décor and furnishings, announced financial results for the 13-week and 39-week periods ended November 2, 2024.

Third Quarter 2024 Summary

•
Net sales of $114.4 million; Overall comparable sales decreased 3.0%, inclusive of comparable store growth of 1.6% compared to Q3 2023 despite approximately 1.0% headwind from hurricane disruptions across stores.
•
Gross profit margin expanded 180 bps to 28.1% compared to Q3 2023.
•
Operating loss of $2.4 million, a $4.3 million improvement compared to Q3 2023.
•
Adjusted EBITDA of $0.5 million, a $3.7 million improvement compared to Q3 2023.
•
Ended the quarter with 325 stores consistent with Q2 2024.
•
Ended the period with a cash balance of $6.8 million and $80.4 million in outstanding debt, net of debt issuance and original issue discount costs.

Management Commentary

Amy Sullivan, CEO of Kirkland’s, said, “The third quarter marked our fourth consecutive quarter of positive comparable store sales growth and significant year-over-year improvement in Adjusted EBITDA. I am immensely proud of our team's ability to deliver progress towards our initiatives of re-engaging our core customer, refocusing our product assortment and strengthening our omni-channel capabilities while we continued to conservatively deploy capital based on our near-term financial priorities.”

Ms. Sullivan continued, “This quarter also marked a pivotal moment for Kirkland’s as we entered into a strategic partnership with Beyond enabling us to strengthen our financial position and providing new avenues for growth as the exclusive licensee of Bed Bath & Beyond neighborhood stores. We are thrilled to leverage our merchandising and brick-and-mortar strengths while positioning Kirkland's as a multi brand retailer, with the first Bed Bath & Beyond neighborhood store opening next year. We believe in the opportunities that lie ahead as we build the foundation for growth and drive value for all stakeholders.”

Third Quarter 2024 Financial Results

Net sales in the third quarter of 2024 were $114.4 million, compared to $116.4 million in the prior year quarter. Comparable sales decreased 3.0% compared to the third quarter of 2023, including a 14.9% decline in e-commerce sales and a 1.6% increase in comparable store sales. The decrease was primarily driven by a decrease in consolidated average ticket and e-commerce conversion, partially offset by an increase in consolidated traffic and store conversion. Comparable sales performance in the quarter was also negatively impacted by approximately 1% related to hurricane disruptions across a significant portion of the store base.

Gross profit in the third quarter of 2024 was $32.1 million, or 28.1% of net sales, compared to $30.7 million, or 26.3% of net sales in the prior year quarter. The improvement as a percentage of net sales was primarily a result of lower distribution center and outbound freight costs, partially offset by the deleverage of store occupancy costs and lower merchandise margins.

Operating expenses in the third quarter of 2024 were $34.5 million, or 30.2% of net sales, compared to $37.3 million, or 32.0% of net sales in the prior year quarter. The decline in operating expenses was driven by reduced advertising costs, corporate salaries and asset impairment expenses.

Operating loss in the third quarter of 2024 was $2.4 million compared to operating loss of $6.7 million in the prior year quarter. The improvement was primarily a result of the aforementioned lower operating expenses and improved gross profit. Adjusted operating loss in the third quarter of 2024 was $1.9 million compared to adjusted operating loss of $6.0 million in the prior year quarter. Adjusted operating loss removes the impact of stock-based compensation expense, severance charges, asset impairment, and any financing related legal or professional fees not subject to capitalization.

EBITDA in the third quarter of 2024 was a loss of $0.1 million compared to a loss of $3.6 million in the prior year quarter. Adjusted EBITDA in the third quarter of 2024 was income of $0.5 million compared to a loss of $3.2 million in the prior year quarter.

Loss on extinguishment of debt, related to the payoff of the “first-in, last-out” asset-based term loan (the “FILO Term Loan”), was $3.3 million in the third quarter of 2024, of which $2.6 million was for a prepayment penalty and the remainder was for the write off of the remaining unamortized debt issuance costs.

Net loss in the third quarter of 2024 was $7.7 million, or a loss of $0.59 per diluted share, compared to a net loss of $6.4 million, or a loss of $0.50 per diluted share in the prior year quarter.

Adjusted net loss in the third quarter of 2024 was $3.8 million, or an adjusted loss of $0.29 per diluted share, compared to an adjusted net loss of $5.9 million, or an adjusted loss of $0.45 per diluted share in the prior year quarter. Adjusted net loss removes the impact of the loss on extinguishment of debt, stock-based compensation expense, severance charges, asset impairment and any financing related legal or professional fees not subject to capitalization.

Balance Sheet

As of November 2, 2024, inventory was $111.2 million, a 5.7% increase compared to the prior year quarter, mainly due to inventory being received later in the current year compared to the prior year period.

As of November 2, 2024, the Company had a cash balance of $6.8 million, with $65.0 million of outstanding debt under its $90.0 million senior secured revolving credit facility and $15.4 million in debt to Beyond, Inc. (“Beyond”) related to a non-convertible term loan and a convertible term loan (collectively the “Beyond Credit Agreement”) and a collaboration agreement fee liability, net of debt issuance and original issue discount costs. As of November 2, 2024, the Company had approximately $16.0 million available for borrowing under the revolving credit facility, after the minimum required excess availability covenant.

Availability under the Company’s revolving credit facility fluctuates largely based on eligible inventory levels, and as eligible inventory increases in the second and third fiscal quarters in support of the Company’s back-half sales plans, the Company’s borrowing capacity increases correspondingly. The Company anticipates that cash flow from seasonal sales in the third and fourth quarters of fiscal 2024 will be used to reduce borrowing levels and increase liquidity.

Subsequent to November 2, 2024, the Company repaid a net $19.0 million under the revolving credit facility, and as of December 6, 2024, the Company had $46.0 million of outstanding debt under its revolving credit facility with availability of $35.0 million, after the minimum required excess availability covenant.

Strategic Partnership with Beyond, Inc.

The Company entered into a strategic partnership with Beyond on October 21, 2024, with the purpose of enabling cohesive collaboration between the companies and leveraging the strengths of each business to drive sustainable profitable growth and value for all stakeholders. As part of this partnership Beyond is investing $25 million in the Company through a combined debt and equity transaction. Proceeds of $17 million from the Beyond Credit Agreement were used by Kirkland's to repay its existing FILO Term Loan, including prepayment fees and transaction expenses, and to reduce borrowings under Kirkland's existing revolving credit facility with Bank of America, N.A. The $8 million equity purchase and the mandatory debt conversion are both subject to the approval of Kirkland's shareholders at the Company’s special meeting of shareholders on December 23, 2024 (“Special Shareholders Meeting”) in accordance with Nasdaq Listing Rules and other customary closing conditions.

Conference Call

Kirkland’s management will host a conference call to discuss its financial results for the third quarter ended November 2, 2024, followed by a question-and-answer period with President and CEO, Amy Sullivan, and EVP and CFO, Mike Madden.

Date: Friday, December 6, 2024

Time: 9:00 a.m. Eastern Time

Toll-free dial-in number: (855) 560-2577

International dial-in number: (412) 542-4163

Conference ID: 10191213

Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at KIRK@icrinc.com.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.kirklands.com. The online replay will follow shortly after the call and continue for one year.

A telephonic replay of the conference call will be available after the conference call through December 13, 2024.

Toll-free replay number: (877) 344-7529

International replay number: (412) 317-0088

Replay ID: 4953504

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 326 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home décor and furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating in-store and online environment provides the Company’s customers with a unique brand experience. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, many of which are outside of the Company’s control, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the ability to consummate all elements of the Beyond transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to obtain the various synergies envisioned in the collaboration agreement with Beyond; the ability of Kirkland’s to successfully open Bed Bath & Beyond stores; the ability to successfully market the Company’s products to Beyond’s customers and to implement the Company’s plans, forecasts and other expectations with respect to its business after the completion of the transaction and realize additional opportunities for growth and innovation; the risk of Kirkland’s shareholders not approving the proposed transaction; risks related to Beyond’s optional conversion of the convertible note under the Beyond Credit Agreement; risks related to the collaboration agreement and the trademark license agreement entered into with Beyond; the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally; risks related to the Special Shareholders Meeting diverting management’s attention from ongoing business operations; unexpected costs, charges or expenses resulting from the proposed transaction; potential litigation relating to the proposed transaction against Kirkland’s or Kirkland’s directors, managers or officers, including the effects of any outcomes related thereto; risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility and Beyond term loans, the Company’s ability to successfully implement cost savings and other strategic initiatives intended to improve operating results and liquidity positions, the Company’s actual and anticipated progress towards its short-term and long-term objectives including its brand strategy, the risk that natural disasters, pandemic outbreaks (such as COVID-19), global political events, war and terrorism could impact the Company’s revenues, inventory and supply chain, the continuing consumer impact of inflation and countermeasures, including high interest rates, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas, inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2024 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	13-Week Period Ended
	November 2,	October 28,
	2024	2023
Net sales	$114,423	$116,365
Cost of sales	82,288	85,712
Gross profit	32,135	30,653
Operating expenses:
Compensation and benefits	19,409	19,841
Other operating expenses	14,275	16,104
Depreciation (exclusive of depreciation included in cost of sales)	843	1,043
Asset impairment	1	316
Total operating expenses	34,528	37,304
Operating loss	(2,393)	(6,651)
Interest expense	1,719	1,163
Loss on extinguishment of debt	3,338	—
Other income	(126)	(127)
Loss before income taxes	(7,324)	(7,687)
Income tax expense (benefit)	356	(1,290)
Net loss	$(7,680)	$(6,397)
Loss per share:
Basic	$(0.59)	$(0.50)
Diluted	$(0.59)	$(0.50)
Weighted average shares outstanding:
Basic	13,116	12,921
Diluted	13,116	12,921

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	39-Week Period Ended
	November 2,	October 28,
	2024	2023
Net sales	$292,465	$302,744
Cost of sales	215,602	228,781
Gross profit	76,863	73,963
Operating expenses:
Compensation and benefits	57,348	59,097
Other operating expenses	39,977	44,932
Depreciation (exclusive of depreciation included in cost of sales)	2,729	3,471
Asset impairment	32	1,542
Total operating expenses	100,086	109,042
Operating loss	(23,223)	(35,079)
Interest expense	4,266	2,415
Loss on extinguishment of debt	3,338	—
Other income	(362)	(346)
Loss before income taxes	(30,465)	(37,148)
Income tax expense	549	720
Net loss	$(31,014)	$(37,868)
Loss per share:
Basic	$(2.38)	$(2.95)
Diluted	$(2.38)	$(2.95)
Weighted average shares outstanding:
Basic	13,052	12,852
Diluted	13,052	12,852

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 2,	February 3,	October 28,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$6,756	$3,805	$5,765
Inventories, net	111,219	74,090	105,190
Prepaid expenses and other current assets	6,494	7,614	5,863
Total current assets	124,469	85,509	116,818
Property and equipment, net	23,838	29,705	31,648
Operating lease right-of-use assets	123,916	126,725	130,513
Other assets	7,591	8,634	6,848
Total assets	$279,814	$250,573	$285,827
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$61,177	$46,010	$55,729
Accrued expenses	23,830	23,163	23,484
Operating lease liabilities	38,541	40,018	39,966
Total current liabilities	123,548	109,191	119,179
Operating lease liabilities	99,222	99,772	108,248
Long-term debt, net	80,397	34,000	62,000
Other liabilities	3,779	4,486	3,685
Total liabilities	306,946	247,449	293,112
Shareholders’ (deficit) equity	(27,132)	3,124	(7,285)
Total liabilities and shareholders’ (deficit) equity	$279,814	$250,573	$285,827

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	39-Week Period Ended
	November 2,	October 28,
	2024	2023
Cash flows from operating activities:
Net loss	$(31,014)	$(37,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	7,476	9,118
Amortization of debt issuance and original issue discount costs	418	80
Asset impairment	32	1,542
Loss (gain) on disposal of property and equipment	15	(20)
Stock-based compensation expense	809	891
Loss on extinguishment of debt	3,338	—
Changes in assets and liabilities:
Inventories, net	(37,129)	(21,119)
Prepaid expenses and other current assets	713	(774)
Accounts payable	15,209	11,885
Accrued expenses	1,147	(2,585)
Operating lease assets and liabilities	736	(3,933)
Other assets and liabilities	(784)	97
Net cash used in operating activities	(39,034)	(42,686)

Cash flows from investing activities:
Proceeds from sale of property and equipment	20	130
Capital expenditures	(1,653)	(3,313)
Net cash used in investing activities	(1,633)	(3,183)

Cash flows from financing activities:
Borrowings on revolving line of credit	40,100	52,000
Repayments on revolving line of credit	(9,100)	(5,000)
Borrowings on FILO term loan	10,000	—
Repayments on FILO term loan	(10,000)	—
Payment of prepayment penalties on extinguishment of debt	(2,638)	—
Proceeds from Beyond transaction	17,000	—
Payments of debt and equity issuance costs	(1,693)	(456)
Cash used in net share settlement of stock options and restricted stock units	(51)	(81)
Net cash provided by financing activities	43,618	46,463

Cash and cash equivalents:
Net increase	2,951	594
Beginning of the period	3,805	5,171
End of the period	$6,756	$5,765

Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$516	$804
Non-cash accruals for debt and equity issuance costs	650	—

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted operating loss, adjusted net loss and adjusted diluted loss per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net loss before interest and the provision for income tax, which is equivalent to operating loss, adjusted for depreciation and asset impairment. Adjusted EBITDA is defined as EBITDA adjusted to remove stock based compensation expense, due to the non-cash nature of this expense, to remove severance, as it fluctuates based on the needs of the business and does not represent a normal recurring operating expense, and to remove any financing related legal or professional fees not subject to capitalization. Adjusted operating loss is defined as adjusted EBITDA including depreciation. The Company defines adjusted net loss as net loss adjusted for stock compensation, severance, financing related legal or professional fees not subject to capitalization and the loss on extinguishment of debt, due to either the non-recurring or non-cash nature of these expenses and the related tax adjustments. The Company defines adjusted loss per diluted share as adjusted net income divided by weighted average diluted share count.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows an unaudited non-GAAP measure reconciliation of operating loss to EBITDA, adjusted EBITDA and adjusted operating loss and a reconciliation of net loss and diluted loss per share to adjusted net loss and adjusted diluted loss per share (in thousands, except per share data) for the periods indicated:

	13-Week Period Ended		39-Week Period Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Operating loss	$(2,393)	$(6,651)	$(23,223)	$(35,079)
Depreciation	2,339	2,769	7,476	9,118
Asset impairment (1)	1	316	32	1,542
EBITDA	(53)	(3,566)	(15,715)	(24,419)
Non-GAAP adjustments to operating expenses:
Stock-based compensation expense(2)	253	277	809	891
Beyond transaction costs not subject to capitalization(3)	266	—	266	—
Severance charges(4)	—	50	390	957
Total non-GAAP adjustments	519	327	1,465	1,848
Adjusted EBITDA	466	(3,239)	(14,250)	(22,571)
Depreciation	2,339	2,769	7,476	9,118
Adjusted operating loss	$(1,873)	$(6,008)	$(21,726)	$(31,689)

Net loss	$(7,680)	$(6,397)	$(31,014)	$(37,868)
Non-GAAP adjustments:
Asset impairment(1)	1	316	32	1,542
Stock-based compensation expense(2)	253	277	809	891
Beyond transaction costs not subject to capitalization(3)	266	—	266	—
Severance charges(4)	—	50	390	957
Loss on extinguishment of debt(5)	3,338	—	3,338	—
Total adjustments	3,858	643	4,835	3,390
Tax benefit (expense) of adjustments	2	(122)	20	66
Total non-GAAP adjustments, net of tax	3,860	521	4,855	3,456
Adjusted net loss	$(3,820)	$(5,876)	$(26,159)	$(34,412)

Diluted loss per share	$(0.59)	$(0.50)	$(2.38)	$(2.95)
Adjusted diluted loss per share	$(0.29)	$(0.45)	$(2.00)	$(2.68)

Diluted weighted average shares outstanding	13,116	12,921	13,052	12,852
Adjusted diluted weighted average shares outstanding	13,116	12,921	13,052	12,852

(1) Asset impairment charges are related to property and equipment, software costs and cloud computing implementation costs. Asset impairment was previously shown as a non-GAAP adjustment. The current presentation includes asset impairment as a reconciling item between operating loss and EBITDA. Prior periods have been reclassified to conform to the current period presentation.

(2) Stock-based compensation expense includes amounts amortized to expense related to equity incentive plans.

(3) The costs incurred during the 13-week and 39-week periods ended November 2, 2024, include consulting and legal fees relating to the Company’s transaction with Beyond that, due to their nature, were not capitalized as deferred debt or equity issuance costs. Given the magnitude and scope of this strategic transaction, which is not expected to recur in the foreseeable future, the Company considers the incremental consulting and legal fees incurred not reflective of the ongoing costs to operate its business.

(4) Severance charges include expenses related to severance agreements and permanent store closure compensation costs.

(5) Loss on extinguishment of debt includes expenses related to the extinguishment of the FILO Term Loan including a $2.6 million prepayment penalty and the write off of the remaining unamortized debt issuance costs.